Exhibit 99.5

FORM OF BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter, sent in your capacity as record holder or nominee, and the enclosed materials referred to therein relating to the offering by Lighting Science Group Corporation (the “Company”) of non-transferable subscription rights (the “Subscription Rights”) to purchase units of the Company’s securities (the “Units”) consisting of shares of the Company’s Series D Non-Convertible Preferred Stock and warrants to purchase shares of the Company’s common stock (the “Rights Offering”).

With respect to any instructions to exercise (or not to exercise) Subscription Rights, the undersigned acknowledges that this form must be completed and returned such that it will be received by you by 5:00 p.m., New York City time, on February 15, 2010, four business days prior to the scheduled expiration date of the Rights Offering (which may be extended by the Company in its sole discretion).

This will instruct you whether to exercise Subscription Rights to purchase Units distributed with respect to the shares of common stock, 6% Convertible Preferred Stock, Series B Preferred Stock or warrants to purchase common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus.

Box 1. ☐ Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for Units.

Box 2. ☐ Please EXERCISE SUBSCRIPTION RIGHTS for Units as set forth below:

The number of Subscription Rights for which the undersigned gives instructions for exercise under the Basic Subscription Rights should not exceed the number of Subscription Rights that the undersigned is entitled to exercise. No fractional Units will be issued in the Rights Offering. If the undersigned’s Subscription Rights will allow the undersigned to purchase a fractional Unit, the undersigned may exercise his or her Subscription Rights only by rounding down to and paying for the nearest whole Unit or by paying for any lesser number of whole Units.

	No. of Units		Per Unit Subscription Price		Payment
Basic Subscription Right*		X	$1.006	=	$

Over-Subscription Right**		X	$1.006	=	$

Total Payment Required:					$
* Each Basic Subscription Right is exercisable to purchase 1.8 Units.
** May not exceed 200% of Units for which such holder was otherwise entitled to subscribe.

Box 3. ☐ Payment in the following amount is enclosed $ .

Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account:
Account No.:
Amount to be deducted: $

Signature:
Name:
Title:
Date: , 2010